Exhibit 5.2

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

March 27, 2019

Affiliated Managers Group, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

Ladies and Gentlemen:

We have acted as counsel to Affiliated Managers Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-230423) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of common stock, par value $0.01 per share (the “Common Stock”) and other securities of the Company.

We have examined (i) the Registration Statement, (ii) the Distribution Agreements, dated March 27, 2019 (the “Distribution Agreements”), by and between the Company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as sales agents, and each of Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, National Association, London Branch, Royal Bank of Canada and Wells Fargo Bank, National Association, as forward purchasers and (iii) the Master Confirmations, each dated March 27, 2019 (the “Master Confirmations”), by and between the Company and each of Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, National Association, London Branch, Royal Bank of Canada and Wells Fargo Bank, National Association, as forward purchasers, pursuant to which the sales agents, or forward purchasers, as the case may be, have agreed to purchase from time to time up to an aggregate amount of $500,000,000 of shares of Common Stock issued by the Company (the

“Shares”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment and delivery in accordance with the Distribution Agreements, Master Confirmations, the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto, the Amended and Restated By-laws of the Company and the Delaware General Corporation Law, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP